AGREEMENT AND PLAN OF REORGANIZATION

                 AGREEMENT AND PLAN OF REORGANIZATION
          ("Reorganization Agreement" or "Agreement") dated as of July 10, 1995, among MIDLANTIC CORPORATION ("MC"), a New Jersey corporation having its principal executive office at Metro Park Plaza, P.O. Box 600, Edison, New Jersey 08818, PNC BANK CORP. ("PNC"), a Pennsylvania corporation having its principal executive office at One PNC Plaza, Pittsburgh, Pennsylvania 15265, and PNC BANCORP, INC. ("Bancorp"), a Delaware corporation and a wholly-owned subsidiary of PNC having its registered office at 222 Delaware Avenue, Wilmington, Delaware 19899.

                                 WITNESSETH

                 WHEREAS, the parties hereto desire that MC shall be merged with and into Bancorp ("Merger") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger"); and

                 WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

                 NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                 ARTICLE 1
                                DEFINITIONS

                 1.1.  "Bank Holding Company Act" shall mean the
          Bank Holding Company Act of 1956, as amended.

                 1.2.  "Closing Date" shall mean the date
          specified pursuant to Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

                 1.3.  "Code" shall mean the Internal Revenue
          Code of 1986, as amended.

                 1.4.  "Commission" or "SEC" shall mean the
          Securities and Exchange Commission.

                 1.5.  "Department of Banking" shall mean the
          Pennsylvania Department of Banking.

                 1.6.  "Effective Date" shall mean the date
          specified pursuant to Section 4.8 hereof as the effective date of the Merger.

                 1.7.  "ERISA" shall mean the Employee Retirement
          Income Security Act of 1974, as amended.

                 1.8.  "Exchange Act" shall mean the Securities
          Exchange Act of 1934, as amended.

                 1.9.  "FDIA" shall mean the Federal Deposit
          Insurance Act.

                 1.10.  "FDIC" shall mean the Federal Deposit
          Insurance Corporation.

                 1.11.  "Federal Reserve Board" shall mean the
          Board of Governors of the Federal Reserve System.

                 1.12. "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

                 1.13.  "Investment Companies" means the Compass
          Capital Group of open-end mutual funds.

                 1.14.  "Investment Company Act" means the
          Investment Company Act of 1940, as amended.

                 1.15.  "Material Adverse Effect" shall mean,
          with respect to MC or PNC, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole.

                 1.16. "MB" means Midlantic Bank, N.A., a wholly owned subsidiary of MC.

                 1.17.  "MC Financial Statements" shall mean
          (i) the consolidated balance sheets of MC as of March 31, 1995 and as of December 31, 1994 and 1993 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended
          March 31, 1995 and each of the three years ended December 31, 1994, 1993 and 1992 as filed by MC in SEC Documents and (ii) the consolidated balance sheets of MC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by MC in SEC Documents with respect to periods ended subsequent to March 31, 1995.

                 1.18.  "MC Option Agreement" shall mean the
          Stock Option Agreement dated of even date herewith between MC and PNC pursuant to which MC will grant PNC the right to purchase certain shares of MC Common Stock (as defined below), approval of the Merger by MC's Board of Directors having been received on a prior date.

                 1.19.  "Option Agreements" shall mean the MC
          Option Agreement and the PNC Option Agreement.

                 1.20.  "PNC Financial Statements" shall mean
          (i) the consolidated balance sheets of PNC as of March 31, 1995 and as of December 31, 1994 and 1993 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended
          March 31, 1995 and each of the three years ended December 31, 1994, 1993 and 1992 as filed by PNC in SEC Documents and (ii) the consolidated balance sheets of PNC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by PNC in SEC Documents with respect to periods ended subsequent to March 31, 1995.

                 1.21.  "PNC Option Agreement" shall mean the
          Stock Option Agreement dated of even date herewith between PNC and MC pursuant to which PNC will grant MC the right to purchase certain shares of PNC Common Stock (as defined below).

                 1.22.  "Pennsylvania Banking Code" shall mean
          the Pennsylvania Banking Code of 1965, as amended.

                 1.23.  "Previously Disclosed" shall mean
          disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 1994 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

                 1.24. "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of PNC and MC to solicit their votes in connection with this Agreement and the Plan of Merger.

                 1.25.  "Registration Statement" shall mean the
          registration statement with respect to the PNC Common
          Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

                 1.26. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

                 1.27.  "SEC Documents" shall mean all reports
          and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities
          Laws.

                 1.28.  "Securities Act" shall mean the
          Securities Act of 1933, as amended.

                 1.29.  "Securities Laws" shall mean the
          Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

                 Other terms used herein are defined in the preamble and the recitals to this Reorganization
          Agreement and in Articles II, III and IV hereof.

                                 ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF MC

                 MC hereby represents and warrants to PNC and Bancorp as follows:

          2.1.   CAPITAL STRUCTURE OF MC

                 The authorized capital stock of MC consists of
          (i) 40,000,000 shares of preferred stock, no par value ("MC Preferred Stock"), none of which is issued and outstanding, and (ii) 150,000,000 shares of common stock, par value $3 per share ("MC Common Stock"), of which, as of June 30, 1995, 52,128,214 shares are issued and outstanding and 633,883 shares are held in treasury. As of June 30, 1995, no shares of MC Preferred Stock or MC Common Stock were reserved for issuance, except that (i) 1,389,333 shares of MC Common Stock were reserved for issuance pursuant to MC's dividend reinvestment and stock purchase plans, (ii) 5,830,616 shares of MC Common Stock were reserved for issuance upon the exercise of stock options heretofore granted pursuant to MC's stock option plans, (iii) 500,000 shares of MC's Series B Junior Participating Preferred Stock were reserved for issuance upon exercise of rights pursuant to the Rights Agreement dated as of February 23, 1990 between MC and MB, as amended (the "MC Rights Agreement"), (iv) 10,425,000 shares of MC Common Stock were reserved for issuance pursuant to the MC Option Agreement and (v) 1,517,500 shares of MC Common Stock were reserved for issuance pursuant to MC's 8 1/4% Convertible Subordinated Debentures due 2010. All outstanding shares of MC Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. MC does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of MC except for the MC Option Agreement and as Previously Disclosed and except for Rights issued pursuant to the MC Rights Agreement. None of the shares of MC's capital stock has been issued in violation of the preemptive rights of any person. MC has taken all action necessary so that the execution of this Reorganization Agreement, the Plan of Merger and the MC Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the MC Rights Agreement or enable or require the Rights thereunder to be exercised, distributed or triggered.

          2.2.   ORGANIZATION, STANDING AND AUTHORITY OF MC

                 MC is a duly organized corporation, validly existing and in good standing under the laws of New Jersey with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MC. MC is registered as a bank holding company under the Bank Holding Company Act.

          2.3.   OWNERSHIP OF MC SUBSIDIARIES; CAPITAL
                 STRUCTURE OF MC SUBSIDIARIES

                 MC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed
          (collectively the "MC Subsidiaries" and individually a "MC Subsidiary"). The outstanding shares of capital stock of each MC Subsidiary are validly issued and outstanding, fully paid and (except as provided in 12 U.S.C. SECTION 55) nonassessable and, except as Previously Disclosed, all such shares are directly or indirectly owned by MC free and clear of all liens, claims and encumbrances. No MC Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any MC Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of MC to vote or to dispose of said shares.
          None of the shares of capital stock of any MC
          Subsidiary has been issued in violation of the preemptive rights of any person.

          2.4.   ORGANIZATION, STANDING AND AUTHORITY OF
                 MC SUBSIDIARIES

                 Each MC Subsidiary is a duly organized
          corporation or banking association, validly existing and in good standing under applicable laws. Each MC Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be so licensed or qualified would have a Material Adverse Effect on MC. Each MC Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on MC.

          2.5.   AUTHORIZED AND EFFECTIVE AGREEMENT

                 (a) MC has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the MC Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the MC Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MC, except that the affirmative vote of the holders of a majority of the shares of MC Common Stock cast by the holders of such shares entitled to vote thereon is the only shareholder vote required to approve the Plan of Merger pursuant to the New Jersey Business Corporation Act and MC's Restated Certificate of Incorporation and Bylaws. The Board of Directors of MC has directed that this Agreement and the Plan of Merger be submitted to MC's stockholders for approval at a special meeting to be held as soon as practicable.

                 (b) Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of MC, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the MC Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by MC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or by-laws of MC or any MC Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3(b) hereof and which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of MC or any MC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3(b) hereof and which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to MC or any MC Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on MC.

                 (d)  Other than as contemplated by
          Section 4.3(b) hereof and except as Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by MC or any MC Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

          2.6.   SEC DOCUMENTS; REGULATORY FILINGS

                 MC has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. MC and each of the MC Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on MC, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

          2.7.   FINANCIAL STATEMENTS; BOOKS AND RECORDS;
                 MINUTE BOOKS

                 The MC Financial Statements fairly present the consolidated financial position of MC and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of MC and its consolidated Subsidiaries for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of MC and each MC Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of MC and the MC Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

          2.8.   MATERIAL ADVERSE CHANGE

                 MC has not, on a consolidated basis, suffered any material adverse change in its financial condition, results of operations or business since December 31, 1994.

          2.9.   ABSENCE OF UNDISCLOSED LIABILITIES

                 Neither MC nor any MC Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to MC on a consolidated basis, or that, when combined with all similar liabilities, would be material to MC on a consolidated basis, except as Previously Disclosed, as disclosed in the MC Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to March 31, 1995.

          2.10.  PROPERTIES

                 MC and the MC Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of MC and its Subsidiaries taken as a whole, and which are reflected on the MC Financial Statements as of December 31, 1994 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which MC or any MC Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of MC and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms.

          2.11.  LOANS

                 Each loan reflected as an asset in the MC
          Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
          (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on MC.

          2.12.  TAX MATTERS

                 (a) MC and each MC Subsidiary have timely filed federal income tax returns for each year through December 31, 1993 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to MC or any MC Subsidiary, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on MC. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on MC and, as of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on MC.
          Except as Previously Disclosed, no material (i) audit examination, (ii) deficiency, or (iii) refund litigations with respect to such returns is pending. Not later than 60 days after the date hereof, MC shall deliver to PNC a list of all (i) audit examinations,
          (ii) deficiencies, and (iii) refund litigation with respect to such returns. Neither MC nor any MC Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

                 (b)  All federal, state and local (and, if
          applicable, foreign) tax returns filed by MC and each MC Subsidiary are complete and accurate in all material respects. Neither MC nor any MC Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against MC or any MC Subsidiary which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to MC or any MC Subsidiary to extend the period of limitations for the assessment or collection of any tax.

                 (c) Except as Previously Disclosed, neither the transactions contemplated hereby nor the termination of the employment of any employees of MC or any MC Subsidiary prior to or following consummation of the transactions contemplated hereby could result in MC or any MC Subsidiary making or being required to make any "excess parachute payment" as that term is defined in
          Section 280G of the Code.

                 (d)  For purposes of this Section 2.12,
          references to MC and any MC Subsidiary shall include predecessors thereof.

          2.13.  EMPLOYEE BENEFIT PLANS

                 (a)  MC has made available true and complete
          copies of all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of MC or any MC Subsidiary, and will make available to PNC (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

                 (b) Neither MC nor any MC Subsidiary (nor any pension plan maintained by any of them) has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under
          Section 4043(b) of ERISA has occurred with respect to any such pension plan, other than a reportable event that occurs by reason of the transactions contemplated by this Agreement or an event for which the 30 day notice requirement has been waived by the Pension Benefit Guaranty Corporation.

                 (c)  Neither MC nor any MC Subsidiary
          participates in, or has incurred any liability under
          Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan as such term is defined in ERISA.

                 (d) Except as Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of MC or any MC Subsidiary which is intended to be a qualified plan to the effect that such plan is qualified under
          Section 401 of the Code and tax exempt under
          Section 501 of the Code. No such letter has been revoked or threatened to be revoked and neither MC nor any MC Subsidiary knows of any reasonable ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

                 (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by MC or any MC Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under
          Section 4975 of the Code that would have, individually or in the aggregate, a Material Adverse on MC.

                 (f)  The actuarial present value of accrued
          benefit obligations, whether or not vested, under each "employee pension plan" maintained by MC or any MC Subsidiary did not exceed as of the most recent actuarial valuation date the then current fair market value of the assets of such plan and no material adverse change has occurred with respect to the funded status of any such plan since such date.

          2.14.  CERTAIN CONTRACTS

                 (a) Except as Previously Disclosed, neither MC nor any MC Subsidiary is a party to, or is bound by,
          (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or, to the knowledge of the executive officers of MC involved in the negotiation of, or conduct of PNC's due diligence with respect to, this Agreement, any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of the MC Subsidiaries) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by MC or any MC Subsidiary or the guarantee by MC or any MC Subsidiary of any such obligation, other than instruments relating to transactions entered into in the customary course,
          (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

                 (b) Except as Previously Disclosed, neither MC nor any MC Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on MC.

          2.15.  LEGAL PROCEEDINGS

                 Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of MC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against MC or any MC Subsidiary or against any asset, interest or right of MC or any MC Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on MC. To the knowledge of MC, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on MC.
          Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of MC, threatened (or unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former director or officer of MC, that might give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on MC.

          2.16.  COMPLIANCE WITH LAWS

                 Except as Previously Disclosed, MC and each MC Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither MC nor any MC Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on MC. Neither MC nor any MC Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on MC, and none of them has received any communication requesting that they enter into any of the foregoing.

          2.17.  LABOR MATTERS

                 With respect to their employees, neither MC nor any MC Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1994 and prior to the date hereof, MC and the MC Subsidiaries have not experienced any attempt by organized labor or its representatives to make MC or any MC Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of MC or any MC Subsidiary. There is no unfair labor practice charge or other complaint by any employee or former employee of MC or any MC Subsidiary against any of them pending before any governmental agency arising out of MC's or such MC Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and
          (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on MC; there is no labor strike or labor disturbance pending or threatened against any of them; and neither MC nor any MC Subsidiary has experienced a work stoppage or other labor difficulty since
          January 1, 1994.

          2.18.  BROKERS AND FINDERS

                 Neither MC nor any MC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for MC's retention of Merrill Lynch & Co. to perform certain financial advisory services.

          2.19.  INSURANCE

                 MC and the MC Subsidiaries each currently maintains insurance in amounts reasonably necessary for their operations. Neither MC nor any MC Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither MC nor any MC Subsidiary has been refused any insurance coverage sought or applied for, and MC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of MC or any MC Subsidiary. The deposits of MB are insured by the FDIC in accordance with the FDIA, and MB has paid all assessments and filed all reports required by the FDIA.

          2.20.  ENVIRONMENTAL LIABILITY

                 Neither MC nor any MC Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of MC and the MC Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on MC or any MC Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on MC; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither MC nor any MC Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

          2.21.  ADMINISTRATION OF TRUST ACCOUNTS

                 Each MC Subsidiary has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on MC. Neither MC, any MC Subsidiary, nor any director, officer or employee of MC or any MC Subsidiary acting on behalf of MC or an MC Subsidiary, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on MC.

          2.22.  INTELLECTUAL PROPERTY

                 Except as Previously Disclosed, MC or an MC
          Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of MC and the MC Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on MC. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on MC.

          2.23.  CERTAIN INFORMATION

                 When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the MC shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by MC relating to MC and the MC Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

          2.24.  POOLING OF INTERESTS

                 As of the date of this Agreement, MC knows of no reason relating to it or any of its Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

                                 ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF
                              PNC AND BANCORP

                 PNC and Bancorp hereby jointly and severally represent and warrant to MC as follows:

          3.1.   CAPITAL STRUCTURE OF PNC

                 The authorized capital stock of PNC consists at June 30, 1995 of (i) 17,562,360 shares of preferred stock, par value $1 per share (the "PNC Preferred Stock"), of which at such date the following series and respective number of shares were issued and outstanding: 18,362 shares of $1.80 Cumulative Convertible Preferred Stock, Series A; 6,336 shares of $1.80 Cumulative Convertible Preferred Stock, Series B; 365,114 shares of $1.60 Cumulative Convertible Preferred Stock, Series C; and 491,990 shares of $1.80 Cumulative Convertible Preferred Stock, Series D and
          (ii) 450,000,000 shares of common stock, par value $5 per share ("PNC Common Stock"), of which 227,915,764 shares were issued and outstanding and 8,570,832 shares were held in treasury. All outstanding shares of PNC capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of PNC's capital stock has been issued in violation of the preemptive rights of any person. The shares of PNC Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights. As of June 30, 1995, no shares of PNC Preferred Stock or PNC Common Stock were reserved for issuance, except that
          (i) 169,964 shares of PNC Common Stock were reserved for issuance pursuant to PNC's dividend reinvestment and stock purchase plans, (ii) 21,289,398 shares of PNC Common Stock were reserved for issuance pursuant to PNC employee benefit and stock incentive plans,
          (iii) 1,693,527 shares of PNC Common Stock were reserved for issuance upon conversion of the shares of PNC Preferred Stock and convertible debentures, and
          (iv) 45,500,000 shares of PNC Common Stock were reserved for issuance pursuant to the PNC Option Agreement.

          3.2.   ORGANIZATION, STANDING AND AUTHORITY OF PNC

                 PNC is a duly organized corporation, validly existing and in good standing under the laws of Pennsylvania, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on PNC. Each of PNC and Bancorp is registered as a bank holding company under the Bank Holding Company Act.

          3.3.   OWNERSHIP OF PNC SUBSIDIARIES; CAPITAL
                 STRUCTURE OF PNC SUBSIDIARIES

                 PNC does not own, directly or indirectly, 25% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively the "PNC Subsidiaries" and individually a "PNC Subsidiary"). The outstanding shares of capital stock of the PNC Subsidiaries are validly issued and outstanding, fully paid and (except as provided in 12 U.S.C. SECTION 55) nonassessable and all such shares are directly or indirectly owned by PNC free and clear of all liens, claims and encumbrances. No PNC Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any PNC Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of PNC to vote or to dispose of said shares. None of the shares of capital stock of any PNC Subsidiary has been issued in violation of the preemptive rights of any person.

          3.4.   ORGANIZATION, STANDING AND AUTHORITY OF
                 PNC SUBSIDIARIES

                 Each PNC Subsidiary is a duly organized
          corporation or banking association, validly existing and in good standing under applicable laws. Each PNC Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on PNC. Each PNC Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on PNC.

          3.5.   AUTHORIZED AND EFFECTIVE AGREEMENT

                 (a) Each of PNC and Bancorp has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the PNC Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the PNC Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PNC and Bancorp, except that the affirmative vote of the holders of a majority of the votes cast by the holders of PNC capital stock eligible to vote thereon is required to authorize the issuance of PNC Common Stock pursuant to this Reorganization Agreement and the Plan of Merger in accordance with New York Stock Exchange ("NYSE") policy. The Board of Directors of PNC has directed that this Agreement and the Plan of Merger be submitted to PNC's stockholders for approval at a special meeting to be held as soon as practicable.

                 (b) Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of PNC and Bancorp, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the PNC Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by PNC or Bancorp with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or by-laws of PNC or any PNC Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3(a) hereof and which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of PNC or any PNC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3(a) hereof and which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PNC or any PNC Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on PNC.

                 (d)  Except for approvals specified in
          Section 4.3(a) hereof, except as Previously Disclosed and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by PNC or Bancorp on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

          3.6.   SEC DOCUMENTS; REGULATORY FILINGS

                 PNC has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. PNC and each of the PNC Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on PNC, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

          3.7.   FINANCIAL STATEMENTS; BOOKS AND RECORDS;
                 MINUTE BOOKS

                 The PNC Financial Statements fairly present the consolidated financial position of PNC and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of PNC and its consolidated Subsidiaries for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of PNC and each PNC Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of PNC and the PNC Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

          3.8.   MATERIAL ADVERSE CHANGE

                 PNC has not, on a consolidated basis, suffered any material adverse change in its financial condition, results of operations or business since December 31, 1994.

          3.9.   ABSENCE OF UNDISCLOSED LIABILITIES

                 Neither PNC nor any PNC Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to PNC on a consolidated basis, or that, when combined with all similar liabilities, would be material to PNC on a consolidated basis, except as Previously Disclosed, as disclosed in the PNC Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to March 31, 1995.

          3.10.  PROPERTIES

                 PNC and the PNC Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of PNC and its Subsidiaries taken as a whole, and which are reflected on the PNC Financial Statements as of December 31, 1994 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which PNC or any PNC Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of PNC and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms.

          3.11.  LOANS

                 Each loan reflected as an asset in the PNC
          Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
          (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on PNC.

          3.12.  TAX MATTERS

                 (a)  PNC and each PNC Subsidiary have timely
          filed federal income tax returns for each year through December 31, 1993 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to PNC or any PNC Subsidiary, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on PNC. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on PNC and, as of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on PNC. Except as Previously Disclosed, no material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to such returns is pending.
          Not later than 60 days after the date hereof, PNC shall deliver to MC a list of all (i) audit examinations,
          (ii) deficiencies, and (iii) refund litigations with respect to such returns. Neither PNC nor any PNC Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

                 (b)  All federal, state and local (and, if
          applicable, foreign) tax returns filed by PNC and each PNC Subsidiary are complete and accurate in all material respects. Neither PNC nor any PNC Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against PNC or any PNC Subsidiary which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to PNC or any PNC Subsidiary to extend the period of limitations for the assessment or collection of any tax.

                 (c)  For purposes of this Section 3.12,
          references to PNC and any PNC Subsidiary shall include predecessors thereof.

          3.13.  EMPLOYEE BENEFIT PLANS

                 (a)  PNC has made available to MC true and
          complete copies of all qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of PNC or any PNC Subsidiary, and will make available to MC (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

                 (b) Neither PNC nor any PNC Subsidiary (nor any pension plan maintained by any of them) has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under
          Section 4043(b) of ERISA has occurred with respect to any such pension plan, other than a reportable event that occurs by reason of the transactions contemplated by this Agreement or an event for which the 30 day notice requirement has been waived by the Pension Benefit Guaranty Corporation.

                 (c)  Neither PNC nor any PNC Subsidiary
          participates in, or has incurred any liability under
          Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan as such term is defined in ERISA.

                 (d) Except as Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of PNC or any PNC Subsidiary which is intended to be a qualified plan to the effect that such plan is qualified under
          Section 401 of the Code and tax exempt under
          Section 501 of the Code. No such letter has been revoked or threatened to be revoked and neither PNC nor any PNC Subsidiary knows of any reasonable ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

                 (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by PNC or any PNC Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under
          Section 4975 of the Code that would have, individually or in the aggregate, a Material Adverse Effect on PNC.

                 (f)  The actuarial present value of accrued
          benefit obligations, whether or not vested, under each "employee pension plan" maintained by PNC or any PNC Subsidiary did not exceed as of the most recent actuarial valuation date the then current fair market value of the assets of such plan and no material adverse change has occurred with respect to the funded status of any such plan since such date.

          3.14.  CERTAIN CONTRACTS

                 (a) Except as Previously Disclosed, neither PNC nor any PNC Subsidiary is a party to, or is bound by,
          (i) any material contract required to be filed by PNC under Item 601(b)(10) of Regulation S-K of the SEC, any agreement restricting in any material respect the nature of its current business activities or the geographic scope of its business activities in New Jersey or in Philadelphia, Montgomery, Delaware, Chester or Bucks Counties in Pennsylvania, (ii) any agreement, indenture or other instrument relating to the borrowing of money by PNC or any PNC Subsidiary of an amount exceeding $100 million or the guarantee by PNC or any PNC Subsidiary of any such obligation, other than instruments relating to transactions entered into in the customary course, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or executive officer of PNC, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

                 (b) Neither PNC nor any PNC Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on PNC.

          3.15.  LEGAL PROCEEDINGS

                 Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of PNC and Bancorp, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against PNC, Bancorp or any PNC Subsidiary or against any asset, interest or right of PNC or any PNC Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on PNC. To the knowledge of PNC and Bancorp, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on PNC.

          3.16.  COMPLIANCE WITH LAWS

                 Except as Previously Disclosed, each of PNC and the PNC Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation,
          (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on PNC. None of PNC or any PNC Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on PNC, and none of them has received any communication requesting that they enter into any of the foregoing.

          3.17.  LABOR MATTERS

                 With respect to their employees, neither PNC nor any PNC Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1994, and prior to the date hereof, PNC and the PNC Subsidiaries have not experienced any attempt by organized labor or its representatives to make PNC or any PNC Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of PNC or any PNC Subsidiary. There is no unfair labor practice charge or other complaint by any employee or former employee of PNC or any PNC Subsidiary against any of them pending before any governmental agency arising out of PNC's or such PNC Subsidiary's activities, which charge or complaint
          (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on PNC; there is no labor strike or labor disturbance pending or threatened against any of them; and neither PNC nor any PNC Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1994.

          3.18.  BROKERS AND FINDERS

                 Neither PNC nor any PNC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for PNC's retention of Smith Barney Inc. to perform certain financial advisory services.

          3.19.  INSURANCE

                 PNC and the PNC Subsidiaries each currently maintains insurance in amounts reasonably necessary for their operations and, to the best knowledge of PNC, similar in scope and coverage to that maintained by other entities similarly situated. Neither PNC nor any PNC Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither PNC nor any PNC Subsidiary has been refused any insurance coverage sought or applied for, and PNC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of PNC or any PNC Subsidiary. The deposits of those PNC Subsidiaries that are insured depository institutions within the meaning of the FDIA are insured by the FDIC in accordance with the FDIA, and such institutions have paid all assessments and filed all reports required by the FDIA.

          3.20.  ENVIRONMENTAL LIABILITY

                 Neither PNC nor any PNC Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of PNC and the PNC Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on PNC or any PNC Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on PNC; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither PNC nor any PNC Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

          3.21.  ADMINISTRATION OF TRUST ACCOUNTS

                 Each PNC Subsidiary has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on PNC. Neither PNC, any PNC Subsidiary, nor any director, officer or employee of PNC or any PNC Subsidiary acting on behalf of PNC or an PNC Subsidiary, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on PNC.

          3.22.  CERTAIN INFORMATION

                 When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the PNC shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by PNC relating to PNC and the PNC Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

          3.23.  POOLING OF INTERESTS

                 As of the date of this Agreement, PNC knows of no reason relating to it or any of its Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

                                 ARTICLE 4
                                 COVENANTS

          4.1.   SHAREHOLDERS' MEETING

                 PNC and MC shall submit this Reorganization
          Agreement and the Plan of Merger and, in the case of PNC, the issuance of PNC Common Stock thereunder, to their respective shareholders for approval at special meetings to be held as soon as practicable. Subject to the fiduciary duties of the respective boards of directors of MC and PNC as determined by each after consultation with such board's counsel, the boards of directors of PNC and MC shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval.

          4.2.   PROXY STATEMENT; REGISTRATION STATEMENT

                 As promptly as practicable after the date hereof, PNC and MC shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of MC and PNC in connection with the Merger and the transactions contemplated thereby and to be filed by PNC as part of the Registration Statement. PNC will advise MC, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the PNC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. PNC shall take all actions necessary to register or qualify the shares of PNC Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. PNC shall apply for approval to list the shares of PNC Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Date.

          4.3.   APPLICATIONS

                 (a) As promptly as practicable after the date hereof, Bancorp and, if required, PNC, shall submit any requisite applications for prior approval of the transactions contemplated herein and in the Plan of Merger (i) to the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act, (ii) to the Department of Banking pursuant to Section 116 of the Pennsylvania Banking Code, and (iii) to the Commissioner of Banking of New Jersey pursuant to N.J. Stat. Ann. SECTION 17:9A-370, et seq., and the regulations promulgated thereunder, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. MC and PNC each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

                 (b) To the extent that the rights of MB under any investment advisory contract with the Investment Companies may not be assigned without the consent or approval of another party thereto, MC shall cause MB to use its reasonable best efforts to obtain any such consent, which obligation may be satisfied by seeking to obtain the approval of directors and shareholders of the Investment Companies to new contracts, effective as of the Effective Date with MB or with an affiliate of PNC, as PNC may elect, on substantially the same terms as existing contracts at meetings of shareholders to be held as soon as practicable, except as PNC may otherwise request that MB seek the requisite approvals to merge one or more of the Investment Companies into a similar fund in the PNC Family of Funds. MC and PNC each represents and warrants that none of the information or data in the proxy materials required for the shareholder approvals referred to in this Section 4.3(b) and provided by it or any of its Subsidiaries will contain at the time of the related meeting of shareholders any untrue statement of a material fact or any omission of any material fact, the omission of which would be misleading in the circumstances in which made.

          4.4.   BEST EFFORTS

                 (a)  PNC, Bancorp, and MC shall each use its
          best efforts in good faith, and each of them shall cause its subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither MC nor any MC Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of PNC, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code; provided that nothing herein contained shall preclude PNC or MC, as the case may be, from exercising its rights under the PNC Option Agreement or the MC Option Agreement, respectively. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

                 (b) MC shall give prompt notice to PNC, and PNC shall give prompt notice to MC, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of MC or PNC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

                 (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

          4.5.   INVESTIGATION AND CONFIDENTIALITY

                 MC and PNC each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. PNC and MC each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. PNC and MC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this
          Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to
          Section 4.5 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 27, 1995 between MC and PNC (the "Confidentiality Agreement").

          4.6.   PRESS RELEASES

                 MC and PNC shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or the rules of the NYSE.

          4.7.   COVENANTS OF MC AND PNC

                 (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Merger Agreement, the Option Agreements, or consented to or approved by the other parties hereto, each of PNC and MC shall, and shall cause each of its respective subsidiaries to, use its best efforts to preserve its properties, business and relationships with customers, employees and other persons.

                 (b) Neither PNC nor MC shall, and neither PNC nor MC shall permit any of their respective subsidiaries to, except with the prior written consent of the other and except as Previously Disclosed or expressly contemplated or permitted by this Agreement, the Merger Agreement, or the Option Agreements:

                      (1)  carry on its business other than in
          the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                      (2)  in the case of MC only, declare, set
          aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends on MC Common Stock in amounts not in excess of $.32 per share, or, in the case of PNC only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than (x) its regular quarterly cash dividend on PNC Common Stock in amounts not in excess of $.35 per share, except as may be increased by PNC's Board of Directors at a regularly scheduled meeting, such increase not to exceed 20%, or (y) any dividends payable on any PNC Preferred Stock in accordance with the provisions of the applicable certificate of incorporation or certificate of designation relating to such preferred stock;

                      (3)  issue any shares of its capital stock
          or permit any treasury shares to become outstanding other than pursuant to the Option Agreements, the MC Rights Agreement or Rights outstanding at the date hereof; provided, however, that MC may issue shares of MC Common Stock or permit treasury shares to become outstanding in accordance with the terms of its Dividend Reinvestment and Stock Purchase Plan and its Savings and Investment Plan;

                      (4)  incur any additional debt obligation
          or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

                      (5)  issue, grant or authorize any Rights
          or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

                      (6)  amend its articles or certificate of
          incorporation or association or by-laws; impose, or suffer the imposition, on any share of stock held by such party in any Subsidiary of such party of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

                      (7)  merge with any other corporation,
          savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any subsidiary;

                      (8)  except in the ordinary course of
          business, waive or release any material right or cancel or compromise any material debt or claim;

                      (9)  liquidate or sell or dispose of any
          material assets or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $250,000 in any instance or $500,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities or enter into or modify any leases or other contracts relating thereto that involve annual payments by such party or any Subsidiary of such party that exceed $100,000 in any instance or $500,000 in the aggregate, except with respect to renewals of leases in the ordinary course of business;

                      (10)  increase the rate of compensation of,
          pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except (i) in a manner consistent with past practice, (ii) for bonuses in respect of 1995 pursuant to the MC Annual Incentive and Bonus Plan (including without limitation the provisions thereof providing MC with discretion in determining the amounts payable thereunder), provided, however, that in no event shall the aggregate amount paid pursuant to such plan in respect of 1995 exceed 140% of the aggregate amount paid pursuant to such plan in respect of 1994, consistent with the terms of such plan, and (iii) MC and its Subsidiaries may in their discretion increase the salaries of any or all of their respective employees who were employees on or prior to December 31, 1994, in the ordinary course of business but only to the extent that the aggregate amount paid by MC and its Subsidiaries as salaries during the 1995 calendar year to such employees is equal to or less than 104% of the aggregate amount paid by MC and its Subsidiaries to such employees during the 1994 calendar year; enter into or modify any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                      (11) change its lending, investment,
          asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

                      (12) change its methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1994, except as required by law;

                      (13)  authorize or permit any of its
          officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that each party may communicate information about any such takeover proposal to its stockholders if, in the judgment of such party's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. Each party will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Each party will notify the other immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, such party, and such party will promptly inform the other party in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PNC or MC or any of their respective Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, PNC or MC or any of their respective Subsidiaries other than the transactions contemplated or permitted by this Agreement, the Plan of Merger and the Option Agreements; or

                      (14)  agree to do any of the foregoing.

                 (c) Unless such action would prevent the Merger from being accounted for as a pooling of interests, and if PNC shall request such action, then, on or before the Closing Date, MC shall call for redemption and cause to be redeemed (or converted by the holders thereof into MC Common Stock) and cancelled by MC the total outstanding principal amount of MC's 81/4% Convertible Subordinated Debentures Due 2010 (the "Debentures"), all in accordance with the terms and conditions of the Indenture (the "Indenture") dated June 15, 1985 and supplemented January 30, 1987 between MC and Morgan Guaranty Trust Company of New York as Trustee. In the event such redemption and cancellation shall not occur prior to the Closing Date, PNC and Bancorp shall, by Supplemental Indenture, jointly and severally assume all of the obligations of MC under the outstanding Debentures.

          4.8.   CLOSING; ARTICLES OF MERGER

                 The transactions contemplated by this
          Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the executive offices of PNC, One PNC Plaza, Pittsburgh, Pennsylvania, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than such conditions relating to the receipt of officers' certificates and legal opinions) or such later date during such month in which such business day shall occur (or, if such business day shall occur within 10 days prior to the end of such month, during the next following month) thereafter as may be specified by PNC. In connection with such Closing, Bancorp and MC shall execute a certificate of merger and shall cause such certificate to be delivered to the New Jersey Secretary of State in accordance with Section 14A:10-4.1 of the New Jersey Business Corporation Act and Bancorp shall execute a certificate of merger and shall cause such certificate to be delivered to the Delaware Secretary of State in accordance with Section 252(c) of the Delaware General Corporation Law. The Merger shall be effective at the time and on the date specified in such certificates of merger.

          4.9.   AFFILIATES

                 (a) MC and PNC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of MC or PNC within the meaning of Rule 145 promulgated by the Commission under the Securities Act and for purposes of qualifying the "Merger" for "pooling interests" accounting treatment. MC and PNC shall use its respective best efforts to cause each person so identified to deliver to PNC or MC, as the case may be, no later than 30 days prior to the Effective Date, a written agreement (which agreement shall be substantially in the form of
          Exhibit 4.9(a) (in the case of MC affiliates) and 4.9(b) (in the case of PNC affiliates) hereof). Shares of PNC Common Stock issued to such MC and PNC affiliates in exchange for MC Common Stock or previously owned by them shall not be transferable until such time as financial results covering at least 30 days of combined operations of PNC and MC have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section.

                 (b) PNC shall use its best efforts to publish no later than ninety (90) days after the end of the first month after the Effective Date in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

          4.10.  MC EMPLOYEES; DIRECTORS AND MANAGEMENT;
                 INDEMNIFICATION

                 (a) On and after the Effective Date (or as soon thereafter as may be practicable), all persons who are employed by MC and/or MC Subsidiaries on such date shall be employed upon terms and conditions (including benefits) which in the aggregate are no less favorable with respect to their employment by PNC and its subsidiaries after the Effective Date than those generally afforded to other employees of PNC subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees and provided that for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes) and, if applicable, for purposes of satisfying any waiting periods concerning "preexisting conditions" and the satisfaction of any "copayment" or deductible requirements), service with MC or a MC Subsidiary or any predecessor thereto prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of PNC, and provided further that this Section 4.10(a) shall not be construed (i) to limit the ability of PNC and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require PNC or its affiliates to provide employees or former employees of MC or any of its Subsidiaries with post-retirement medical benefits more favorable than those provided to new hires at PNC (except that such persons who are employed by MC and/or MC Subsidiaries on the Effective Date ("MC Employees") shall receive credit for service with MC and/or MC Subsidiaries and their predecessors for purposes of eligibility for such post-retirement medical benefits to the extent that MC provided such credit with respect to comparable plans). PNC agrees to honor in accordance with their terms all employment, severance and employee benefit plans, contracts, agreements, arrangements, and understandings Previously Disclosed, provided, however, that the foregoing shall not prevent PNC from amending or terminating any such plan, contract, agreement, arrangement or understanding in accordance with its terms. The continued coverage of the MC Employees under the employee benefit plans maintained by MC and/or the MC Subsidiaries immediately prior to the Effective Date (the "MC Plans") during a transition period shall be deemed to provide the MC Employees with benefits that are no less favorable than those offered to other employees of PNC and its Subsidiaries, provided that after the Effective Date there is no material reduction (determined on an overall basis) in the benefits provided under the MC Plans. Notwithstanding anything in this Section 4.10 to the contrary, following the Effective Date, PNC shall or shall cause Bancorp to provide a severance plan to MC Employees. Such severance plan shall (i) for a period of one year following the Effective Date, be either the MC severance plan as Previously Disclosed or the PNC severance plan as in effect on the date hereof, as MC may elect on or prior to July 19, 1995 and (ii) thereafter, under the PNC severance plan (as in effect from time to time).

                 (b)  On or prior to the Effective Date, PNC
          shall offer to enter into an employment agreement with Mr. Garry J. Scheuring on the terms Previously
          Disclosed.

                 (c)  PNC's Board of Directors shall take all
          requisite action to elect as directors of PNC effective as of the Effective Date Garry J. Scheuring and three other persons serving as directors of MC immediately prior to the Effective Date, which three persons shall be selected by MC subject to approval by PNC.

                 (d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of MC (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of MC, any of the MC Subsidiaries or any of their respective predecessors or
          (ii) this Agreement, the Merger Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Date, PNC shall (or shall cause Bancorp to) indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with PNC; provided, however, that (1) PNC shall have the right to assume the defense thereof and upon such assumption PNC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if PNC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between PNC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with PNC, and PNC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) PNC shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) PNC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) PNC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.10(d), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify PNC thereof, provided that the failure of any Indemnified Party to so notify PNC shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices PNC. PNC's obligations under this Section 4.10(d) continue in full force and effect for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                 (e)  PNC agrees that all rights to
          indemnification and all limitations on liability existing in favor of the directors, officers and employees of MC and its Subsidiaries (the "Covered Parties") as provided in their respective Certificates of Incorporation, By-Laws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 4.10(e) shall be deemed to preclude the liquidation, consolidation or merger of MC or any MC Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

                 (f) PNC, from and after the Effective Date will use its best efforts directly or indirectly to cause the persons who served as directors or officers of MC on or before the Effective Date to be covered by MC's existing directors' and officers' liability insurance policy (provided that PNC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this
          Section 4.10(e) to insurance coverage more favorable than that provided to him or her in such capacities at the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and will be provided for a period of no less than six (6) years after the Effective Date; provided, however, that in no event shall PNC be required to expend more than 125% of the current amount expended by MC (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that the Insurance Amount shall be deemed reasonable for purposes of this
          Section 4.10(f). MC agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at PNC's request.

                 (g) In the event PNC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of PNC assume the obligations set forth in this section.

                 (h)  The provisions of Section 4.10(d), (e) and
          (f) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives. The provisions of Section 4.10(b) are intended to be for the benefit of, and shall be enforceable by Mr. Scheuring and his heirs and representatives.

          4.11.  MC SUBSIDIARIES

                 MC undertakes and agrees that, if so requested by PNC, it shall take all necessary action to facilitate the merger of MC Subsidiaries with subsidiaries of PNC effective on or after the Effective Date; provided however, that in no event shall the Closing be delayed in order to facilitate any such merger and provided further, however, that MC shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          4.12.  DIVIDENDS

                 After the date of this Agreement, each of PNC and MC shall coordinate with the other the declaration of any dividends in respect of PNC Common Stock and MC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of PNC Common Stock or MC Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of PNC Common Stock and/or MC Common Stock and any shares of PNC Common Stock any such holder receives in exchange therefor in the Merger.

                                 ARTICLE 5
                            CONDITIONS PRECEDENT

          5.1.   CONDITIONS PRECEDENT - PNC,
                 BANCORP AND MC

                 The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

                 (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken;

                 (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of PNC or MC so materially and adversely affects the anticipated economic and business benefits to PNC or MC, respectively, of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

                 (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of PNC threatened by the Commission to suspend the effectiveness of such Registration Statement, and PNC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

                 (d)  To the extent that any lease, license,
          loan, financing agreement or other contract or agreement to which MC or any MC Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on MC;

                 (e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger; and

                 (f) The shares of PNC Common Stock that may be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          5.2.   CONDITIONS PRECEDENT - MC

                 The obligations of MC to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by MC pursuant to Section 6.4 hereof:

                 (a) The representations and warranties of PNC and Bancorp set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by MC; provided, however, that (i) in determining whether or not the condition contained in this paragraph
          (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and
          (ii) the condition contained in this paragraph
          (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on PNC;

                 (b) PNC and Bancorp shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

                 (c)  Each of PNC and Bancorp shall have
          delivered to MC a certificate, dated the Closing Date and signed by its respective Chairman, President, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs
          (a) and (b) of this section have been satisfied;

                 (d)  No event shall have occurred that shall
          preclude the Merger from being accounted for as a pooling of interests;

                 (e) MC shall have received from Ernst & Young letters dated not more than five days prior to (i) the effective date of the Registration Statement and
          (ii) the Closing Date, with respect to certain financial information regarding PNC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

                 (f)  MC shall have received opinions of Arnold &
          Porter and William F. Strome, Esquire, dated the
          Closing Date, as to the matters specified in
          Exhibit 5.2(f) hereto; and

                 (g)  MC shall have received an opinion of
          Skadden, Arps, Slate, Meagher & Flom, in form and substance reasonably satisfactory to MC dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                      (i)  No gain or loss will be recognized by
                 MC as a result of the Merger;

                      (ii)  No gain or loss will be recognized by
                 the stockholders of MC who exchange all of their MC Common Stock solely for PNC Common Stock in the Merger (except with respect to cash received in lieu of a fractional share interest in PNC Common Stock); and

                      (iii)  The tax basis of the PNC Common
                 Stock received by stockholders who exchange all of their MC Common Stock solely for PNC Common Stock in the Merger will be the same as the tax basis of the MC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

                 5.3. CONDITIONS PRECEDENT - PNC AND BANCORP

                 The respective obligations of PNC and Bancorp to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by PNC pursuant to Section
          6.4 hereof:

                 (a) The representations and warranties of MC set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by PNC; provided, however, that (i) in determining whether or not the condition contained in this paragraph
          (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and
          (ii) the condition contained in this paragraph
          (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on MC;

                 (b)  MC shall have in all material respects
          performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

                 (c) MC shall have delivered to PNC and Bancorp a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any
          Executive Vice President to the effect that the conditions set forth in this section have been satisfied;

                 (d)  The Rights issued pursuant to the MC Rights
          Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement;

                 (e)  No event shall have occurred that shall
          preclude the Merger from being accounted for as a pooling of interests;

                 (f)  PNC shall have received from Coopers &
          Lybrand letters dated not more than five days prior to
          (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding MC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

                 (g)  PNC and Bancorp shall have received
          opinions of Skadden, Arps, Slate, Meagher & Flom,
          Joseph Kott, Esquire and local counsel reasonably satisfactory to PNC, dated the Closing Date, as to the matters specified in Exhibit 5.3(g) hereto; and

                 (h)  PNC shall have received an opinion of
          Arnold & Porter, reasonably satisfactory in form and substance to PNC substantially to the effect that the Merger when consummated in accordance with the terms hereof and the Plan of Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that the exchange of MC Common Stock to the extent exchanged for PNC Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of MC.

                                 ARTICLE 6
                     TERMINATION, WAIVER AND AMENDMENT

          6.1.   TERMINATION

                 This Reorganization Agreement and the Plan of
          Merger may be terminated, either before or after approval by the shareholders of PNC and MC:

                 (a)  At any time on or prior to the Effective
          Date, by the mutual consent in writing of the parties hereto;

                 (b)  At any time on or prior to the Closing
          Date, by PNC in writing, if MC has, or by MC in writing, if PNC or Bancorp has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article V hereof.

                 (c)  At any time, by any party hereto in
          writing, if the applications for prior approval referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the Merger;

                 (d)  At any time, by any party hereto in
          writing, if the shareholders of PNC or MC do not approve the transactions contemplated herein at the special meetings duly called for that purpose; or

                 (e)  By any party hereto in writing, if the
          Closing Date has not occurred by the close of business on March 31, 1996, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

          6.2.   EFFECT OF TERMINATION

                 In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section
          6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

          6.3.   SURVIVAL OF REPRESENTATIONS, WARRANTIES
                 AND COVENANTS

                 All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive PNC, Bancorp or MC (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PNC or MC, the aforesaid representations, warranties and covenants being material inducements to the consummation by PNC, Bancorp and MC of the transactions contemplated herein.

          6.4.   WAIVER

                 Except with respect to any required shareholder or regulatory approval, PNC and MC, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of PNC and MC) extend the time for the performance of any of the obligations or other acts of MC, on the one hand, or PNC or Bancorp, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of PNC or MC shall change the number of shares of PNC Common Stock into which each share of MC Common Stock shall be converted pursuant to the Merger.

          6.5.   AMENDMENT OR SUPPLEMENT

                 This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                 ARTICLE 7
                               MISCELLANEOUS

          7.1.   EXPENSES

                 Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that PNC and MC each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

          7.2.   ENTIRE AGREEMENT

                 This Reorganization Agreement, the Plan of
          Merger and the Option Agreements contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

          7.3.   NO ASSIGNMENT

                 No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

          7.4.   NOTICES

                 All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

                 If to MC:

                 Midlantic Corporation
                 Metro Park Plaza
                 P.O. Box 600
                 Edison, New Jersey  08818
                 Attention:  Garry J. Scheuring
                             Chairman, President and
                             Chief Executive Officer
                 Facsimile No.:  908-321-8518

                 With a required copy to:

                 Midlantic Corporation
                 Metro Park Plaza
                 P.O. Box 600
                 Edison, New Jersey  08818
                 Attention:  Joseph H. Kott
                             Executive Vice President and
                             General Counsel
                 Facsimile No.:  908-321-8518

                 and to:

                 Skadden, Arps, Slate, Meagher & Flom
                 919 Third Avenue
                 New York, New York  10022
                 Attention:  William S. Rubenstein, Esquire
                 Facsimile No.:  212-735-2000

                 If to PNC or Bancorp:

                 PNC Bank Corp.
                 One PNC Plaza
                 Pittsburgh, Pennsylvania  15265
                 Attention:  Thomas H. O'Brien
                             Chairman and Chief Executive Officer
                 Facsimile No.:  412-762-4507

                 With a required copy to:

                 PNC Bank Corp.
                 One PNC Plaza
                 Pittsburgh, Pennsylvania  15265
                 Attention:  Walter E. Gregg, Jr., Esquire
                             Executive Vice President,
                             Finance and Administration
                 Facsimile No.:  412-762-4507

                 and to:

                 Arnold & Porter
                 555 Twelfth Street, N.W.
                 Washington, D.C.  20004
                 Attention:  Steven Kaplan, Esquire
                 Facsimile No.:  202-942-5999

          7.5.   CAPTIONS

                 The captions contained in this Reorganization
          Agreement are for reference purposes only and are not part of this Reorganization Agreement.

          7.6.   COUNTERPARTS

                 This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          7.7.   GOVERNING LAW

                 This Reorganization Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

                 IN WITNESS WHEREOF, the parties hereto,
          intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

          Attest                     PNC BANK CORP.

          /s/ William F. Strome      By /s/ Walter E. Gregg, Jr.
          ______________________        _______________________
          William F. Strome             Walter E. Gregg, Jr.
          Secretary                     Executive Vice President

          (SEAL)

          Attest                     PNC BANCORP, INC.

          /s/ William F. Strome      By /s/ Walter E. Gregg, Jr.
          ______________________        ________________________
          William F. Strome             Walter E. Gregg, Jr.
          Assitant Secretary            Executive Vice President

          (SEAL)

          Attest                     MIDLANTIC CORPORATION

          /s/ John M. Sperger        By /s/ Garry J. Scheuring
          _____________________         _______________________
          John M. Sperger               Garry J. Scheuring
          Secretary                     Chairman, President and
                                        Chief Executive Officer

          (SEAL)